                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                          WABASH NATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                           WABASH NATIONAL CORPORATION
                           1000 SAGAMORE PARKWAY SOUTH
                            LAFAYETTE, INDIANA 47905


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The 2002 Annual Meeting of Stockholders of Wabash National Corporation will be held at the Cumberland Place Exhibition Center, 1780 Cumberland Avenue, West Lafayette, Indiana, 47906 on Thursday, May 30, 2002, at 10:00 a.m. for the following purposes:

         1.  To elect six members of the Board of Directors.

         2. To consider and act upon such other matters as may properly come before the meeting.


    IMPORTANT: Whether or not you expect to attend the meeting, you are requested to mark, sign, date, and return the enclosed proxy as promptly as possible in the enclosed stamped envelope.

                                    By Order of the Board of Directors

                                    /S/ Cynthia J. Kretz
                                    --------------------
                                    CYNTHIA J. KRETZ
                                    Secretary


Lafayette, Indiana
April 26, 2002

                                PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS--MAY 30, 2002

         This Proxy Statement is furnished on or about April 26, 2002, to stockholders of Wabash National Corporation (the "Corporation"), 1000 Sagamore Parkway South, Lafayette, Indiana 47905, in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Stockholders to be held at the Cumberland Place Exhibition Center, 1780 Cumberland Avenue, West Lafayette, Indiana, 47906 on Thursday, May 30, 2002, at 10:00 a.m. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised. This right of revocation is not limited by or subject to compliance with any formal procedures.

         The cost of soliciting proxies will be borne by the Corporation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation's common stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by officers and other management employees of the Corporation, who will receive no additional compensation for their services.

         At the close of business on April 17, 2002, there were 23,093,164 shares of the common stock and 1,194,938 shares of common stock underlying preferred stock of the Corporation outstanding and entitled to vote at the meeting. Only stockholders of record on April 17, 2002, will be entitled to vote at the meeting, and each share will have one vote.

                              ELECTION OF DIRECTORS

         Six directors are to be elected for terms of one year or until their successors are duly elected and qualified. Proxies representing shares held on the record date which are returned duly executed will be voted, unless otherwise specified, in favor of the six nominees for the Board of Directors named below. Each of the nominees has consented to be named herein and to serve on the Board if elected.

         The name, age, business experience, current committee memberships, and directorships of each nominee for director are as follows:

David C. Burdakin..............Member--Audit, Compensation, and Nominating
                               Committees
                               Age 47
                               Director of the Corporation since February, 2002. Mr. Burdakin is President of HON Company, a manufacturer of business furniture systems, since August, 1999 and Executive Vice President of HON Industries, a diversified manufacturer, since February, 2001. Previously, Mr. Burdakin held a variety of positions of increasing responsibility with HON since joining the company in 1993.

William P. Greubel.............Age 50
                               Mr. Greubel has accepted the positions of President and Chief Executive Officer of the Company and will begin his employment in those capacities in May, 2002. He has also been nominated by the Board of Directors of the Company to join the Board in May, 2002, concurrent with the start of his employment with the Company, and will serve on the Executive and Nominating Committees of the Board. Mr. Greubel was a Director and Chief Executive Officer of Accuride Corporation, a manufacturer of wheels for trucks and trailers, since 1998 and served as President of Accuride Corporation from 1994 to 1998. Previously, Mr. Greubel was employed by AlliedSignal Corporation from 1974 to 1994 in a variety of positions of increasing responsibility, most recently as Vice President and General Manager of the Environmental Catalysts and Engineering Plastics business units.

John T. Hackett................Member--Audit, Compensation, Nominating, and
                               Executive Committees
                               Age 69
                               Director of the Corporation since November 1991 and Chairman of the Board of Directors since October, 2001. Mr. Hackett was Managing General Partner of CID Equity Partners, L.P., a private investment partnership, from 1991 until his retirement in 2001. He previously served as Vice President--Finance and Administration of Indiana University from 1988 to 1991 and Executive Vice President, Chief Financial Officer and director of Cummins Engine Company from 1964 to 1988. Mr. Hackett is also a director of Irwin Financial Corporation and Ball Corporation.

E. Hunter Harrison.............Member--Compensation and Nominating Committees
                               Age 57
                               Director of the Corporation since October, 1993. Mr. Harrison is Executive Vice President and Chief Operating Officer of Canadian National Railway, Co. since March 1998. He previously served as President and Chief Executive Officer of Illinois Central Railroad since February 1993 and as Senior Vice President of Operations since July 1992. Mr. Harrison also serves on the Board of Directors of Belt Railway Co. in Chicago, Illinois; Terminal Railway in St. Louis, Missouri; TTX Co. in Chicago, Illinois; and the Association of American Railroads.

Dr. Martin C. Jischke..........Member--Audit, Compensation, and Nominating
                               Committees
                               Age 60
                               Director of the Corporation since January 2002. Dr. Jischke is President of Purdue University, West Lafayette, Indiana, since August 2000. Previously, Dr. Jischke was president of Iowa State University from 1991-2000, chancellor of the University of Missouri-Rolla from 1986-1991, and served in various capacities at the University of Oklahoma between 1968 and 1986, including dean and interim president. Dr. Jischke also serves as a director of Kerr-McGee Corporation.

Ludvik F. Koci.................Member--Audit and Compensation Committees
                               Age 64
                               Director of the Corporation since December 1993. Mr. Koci is Vice Chairman and Chief Executive Officer of Detroit Diesel Corporation in Detroit, Michigan since 1997. He previously served as President and Chief Operating Officer since December 1989. Mr. Koci also serves on the Board of Directors of Detroit Diesel Corporation and the Boards of Directors of Focus Hope and Barron Cast Corporation.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS LISTED ABOVE.


BOARD COMMITTEES

         The Board of Directors has established a Compensation Committee, an Executive Committee, an Audit Committee, and a Nominating Committee.

         In 2001, the Board of Directors created a Nominating Committee, which is responsible for making periodic recommendations to the Board of Directors with respect to nominees for election to the Board of Directors. This committee did not meet during 2001.

         The Compensation Committee is responsible for determining the Corporation's compensation policies for executive officers and for administering the Corporation's 1992 and 2000 Stock Option Plans and the 2001 Stock Appreciation Rights Plan, pursuant to the provisions of the Plans. This Committee met three times during 2001.

         The Executive Committee is responsible for exercising the authority of the Board of Directors, to the extent permitted by law and the by-laws of the Corporation, in the interval between meetings of the Board when an emergency issue or scheduling makes it difficult to convene all directors. This Committee did not meet during 2001.

         The Audit Committee is responsible for:

- reviewing the independence of the independent auditors and making recommendations to the Board of Directors regarding engaging and discharging independent auditors;
- reviewing with the independent auditors the plan and results of auditing engagements;
- reviewing significant non-audit services provided by the independent auditors and the range of audit and non-audit fees;
- reviewing the scope and results of the Company's internal audit procedures and the adequacy of the system of internal controls;
- overseeing special investigations;
- reviewing the Company's financial statements and reports filed with the SEC;
- overseeing the Company's efforts to assure that its business and operations are conducted in compliance with the highest legal and regulatory standards applicable to it, as well as ethical business practices;
- overseeing the Company's internal reporting system regarding compliance by the Company with Federal, state and local laws; and,
- reviewing significant accounting policies of the Company.

This Committee met seven times during 2001.


ATTENDANCE AT MEETINGS

         During 2001, the Board of Directors of the Corporation held seven meetings. All directors of the Corporation attended 75% or more of all Board meetings and meetings of committees on which they served in that year.


DIRECTORS' FEES

         Directors who are not officers or otherwise affiliated with the Corporation receive total compensation of $10,000 per calendar quarter (paid 1/3 in cash and 2/3 in common stock of the Corporation) and $1,000 for each Committee meeting attended. During 2001, directors who were not officers of the Corporation each received 1,500 stock options. Options granted had an exercise price of $12.950 per share, which was the fair market value at the time of grant. Options granted to Directors who are not officers are exercisable beginning six months after the date of grant.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers and 10% stockholders to file reports of ownership of equity securities of the Corporation. To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation related to the year ended December 31, 2001, all such reports were made on a timely basis, except that due to clerical oversights by the Corporation (i) Bryan K. Langford, Brent Larson, Arthur R. Brown and Christopher
A. Black each did not timely report option or SAR holdings on Form 3, (ii) Bryan
K. Langford, Brent Larson, Nick Fletcher, Arthur R. Brown, Christopher A. Black and Angela K. Knowlton each did not timely file Form 3, (iii) Brent Larson did not timely file Form 5, (iv) Charles R. Ehrlich did not timely report three transactions on Form 4 and (v) Wilfred E. Lewallen did not timely report one transaction on Form 4.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information as of April 17, 2002 (unless otherwise specified), with respect to the beneficial ownership of the Corporation's Common Stock by each person who is known to own beneficially more than 5% of the outstanding shares of Common Stock, each person currently serving as a director, each nominee for director, each Named Officer (as defined below), and all directors and executive officers as a group:

                                                                      SHARES OF
                                                                    COMMON STOCK
                                                                    BENEFICIALLY    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                  OWNED (1)     OF CLASS
------------------------------------------------                    ------------    --------
Perkins, Wolf, McDonnell & Company
   310 South Michigan Avenue, Suite 2600
   Chicago, IL  60604 ...........................................   3,258,500(2)    14.11%

Dimensional Fund Advisors, Inc.
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA  90401 ......................................   1,953,600(3)     8.46%

State of Wisconsin Investment Board
   P.O. Box 7842
   Madison, WI  53707 ...........................................   1,667,300(4)     7.22%

David C. Burdakin ...............................................           0           *

Richard E. Dessimoz .............................................      58,034(5)        *

Charles R. Ehrlich ..............................................      64,750(6)        *

Donald J. Ehrlich ...............................................     173,779(7)        *

Rodney P. Ehrlich ...............................................      73,184(8)        *

William P. Greubel ..............................................           0           *

John T. Hackett .................................................      22,128(9)        *

E. Hunter Harrison ..............................................      35,828(10)       *

Mark R. Holden ..................................................      57,534(11)       *

Martin C. Jischke ...............................................           0           *

Ludvik F. Koci ..................................................      20,828(12)       *

Derek L. Nagle ..................................................      16,667(13)       *

All Executive Officers and Directors as a group (14 persons) ....     579,816        2.47%

* Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of May 30, 2002 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2)  Based solely on a Schedule 13G filed February 26, 2002.
(3)  Based solely on a Schedule 13G filed February 12, 2002.
(4)  Based solely on a Schedule 13G filed February 13, 2002.
(5)  Includes currently exercisable options to purchase 55,034 shares.
(6)  Includes currently exercisable options to purchase 48,800 shares.
(7)  Includes currently exercisable options to purchase 6,667 shares.
(8)  Includes currently exercisable options to purchase 54,534 shares.
(9)  Includes currently exercisable options to purchase 18,000 shares.
(10) Includes currently exercisable options to purchase 18,000 shares.
(11) Includes currently exercisable options to purchase 56,534 shares.
(12) Includes currently exercisable options to purchase 18,000 shares.
(13) Includes currently exercisable options to purchase 12,167 shares.


                                  COMPENSATION

EXECUTIVE COMPENSATION

         The following table sets forth the annual and long-term compensation for services in all capacities to the Corporation for the fiscal years ended December 31, 2001, 2000, and 1999 of the Chief Executive Officers and the other four most highly compensated executive officers of the Corporation as of December 31, 2001 (together, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                  COMPENSATION
                                                     ANNUAL COMPENSATION            AWARDS
                                                                                  ----------
                                                                                  SECURITIES
                                                                                  UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION                      YEAR    SALARY    BONUS(1)      OPTIONS       COMPENSATION(2)
  ----------------------------------------         ----   --------   --------     ---------      --------------
Donald J. Ehrlich ..............................   2001   $359,316   $      0            0         $    825
 President and Chief Executive Officer             2000   $599,500   $      0       20,000         $  8,847
                                                   1999   $545,000   $419,650      135,000         $ 10,071

Mark R. Holden .................................   2001   $287,500   $      0        5,000         $  2,675
 Senior Vice President - Chief Financial Officer   2000   $287,500   $      0       10,000         $  3,965
                                                   1999   $250,000   $137,500       25,000         $  3,998

Derek L. Nagle .................................   2001   $275,000   $      0        5,000         $  4,144
 Senior Vice President of the Corporation and      2000   $275,00    $      0        8,000         $  4,972
 President - NOAMTC, Inc.                          1999   $250,000   $ 65,000        6,250         $  2,911

Richard E. Dessimoz ............................   2001   $264,500   $      0       10,000         $ 39,796
 Acting Chief Executive Officer                    2000   $264,500   $      0       10,000         $  5,255
                                                   1999   $230,000   $126,500       25,000         $  3,119

Rodney P. Ehrlich ..............................   2001   $251,275   $      0            0         $  5,183
 Senior Vice President - Product Development       2000   $251,275   $      0       10,000         $  8,841
                                                   1999   $218,500   $120,175       20,000         $  7,238

Charles R. Ehrlich .............................   2001   $251,275   $      0            0         $  5,183
 Vice President - Manufacturing                    2000   $251,275   $      0       10,000         $ 11,735
                                                   1999   $218,500   $120,175       20,000         $  9,937

(1)  See the Report on Executive Compensation for a description of the Bonus
     Plan.

(2) "All Other Compensation" consists of (i) contributions to the Corporation's 401(k) Plan on behalf of all of the Named Officers. In 2001, these payments consisted of $2,400 each in respect of Mr. Holden, Mr. Nagle, and Mr. Dessimoz, and $4,000 each in respect of Rodney P. Ehrlich and Charles R. Ehrlich.; (ii) payments by the Corporation with respect to term life insurance for the benefit of the Named Officers. In 2001, these payments consisted of $825 in respect of Donald J. Ehrlich, $275 in respect of Mr. Holden, $633 each in respect of Mr. Nagle and Mr. Dessimoz, and $1,183 each in respect of Rodney P. Ehrlich and Charles R. Ehrlich; (iii) amounts included as compensation for the Named Officers related to Company-provided automobiles. In 2001, these payments consisted of $1,111 in respect of Mr. Nagle; and, (iv) reimbursement of relocation expenses incurred by the Named Officers. In 2001, these payments consisted of $36,763 in respect of Mr. Dessimoz.


OPTION GRANTS

         Shown below is information on grants to the Named Officers of stock options pursuant to the Corporation's 2000 Stock Option and Incentive Plan during the year ended December 31, 2001.

                                                                       INDIVIDUAL GRANTS
                                            -------------------------------------------------------------------------

                                                                                         POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF      PERCENTAGE OF                                    ASSUMED ANNUAL RATE OF
                             SECURITIES     TOTAL OPTIONS                                   STOCK PRICE APPRECIATION
                             UNDERLYING      GRANTED TO       EXERCISE OR                      FOR OPTION TERM(3)
                              OPTIONS         EMPLOYEES        BASE PRICE    EXPIRATION    --------------------------
  NAME                       GRANTED(1)        IN 2001       (PER SHARE)(2)     DATE       5% ($)         10% ($)
  ----                       ----------       -------        --------------     ----       ------         -------
  Donald J. Ehrlich.......       ---          ---             $ 0.000            ---          ---            ---
  Mark R. Holden..........     5,000          5.88%           $ 8.660       08/01/11       27,231         69,009
  Derek L. Nagle..........     5,000          5.88%           $ 8.660       08/01/11       27,231         69,009
  Richard E. Dessimoz.....    10,000          11.76%          $ 8.660       08/01/11       54,462        138,018
  Rodney P. Ehrlich.......       ---          0.00%           $ 0.000            ---          ---            ---
  Charles R. Ehrlich......       ---          0.00%           $ 0.000            ---          ---            ---

     (1) Options become exercisable ratably beginning one year from date of grant through three years of date of grant.
     (2) Options were granted having exercise prices at fair market value on the date of grant.
     (3) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation from August 11, 2001 (the date of grant) to August 11, 2011 (the date of expiration of such options) of 5% and 10%. These assumptions are not intended to forecast future appreciation of the Corporation's stock price. The Corporation's stock price may increase or decrease in value over the time period set forth above.


OPTION FISCAL YEAR-END VALUES

         Shown below is information with respect to the unexercised options to purchase the Corporation's Common Stock granted under the 1992 and 2000 Stock Option Plans, as amended. None of the Named Officers exercised any stock options during the fiscal year ended December 31, 2001.

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING                      VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS                 IN-THE-MONEY OPTIONS
                                                         HELD AT DECEMBER 31, 2001            AT DECEMBER 31, 2001(1)
                                                       ----------------------------         ---------------------------
  NAME                                                 EXERCISABLE    UNEXERCISABLE         EXERCISABLE   UNEXERCISABLE
-------------------------                              -----------    -------------         -----------   -------------
Donald J. Ehrlich.............................            6,667           13,333               $2,833        $ 5,667
Mark R. Holden................................           56,534           34,666                1,417          2,833
Derek L. Nagle................................           12,167           15,783                1,133          1,714
Richard E. Dessimoz...........................           55,034           30,666                1,417          2,833
Rodney P. Ehrlich.............................           54,534           26,666                1,417          2,833
Charles R. Ehrlich............................           52,134           29,066                1,417          2,833

     (1) Based on the closing price on the New York Stock Exchange-Composite Transactions of the Corporation's Common Stock on December 31, 2001 ($7.800 per share).


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         During 2001, decisions on cash compensation and stock options of the Corporation's executive officers were made by the Compensation Committee of the Board of Directors, which has furnished the following report on its policies. This report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933, as amended or the 1934 Act.

Compensation Policies toward Executive Officers

         The Corporation's executive compensation policies are intended to provide competitive levels of compensation that reflect the Corporation's annual and long-term performance goals, reward superior corporate performance, and assist the Corporation in attracting and retaining qualified executives. Total compensation for each of the Named Officers as well as the other executive officers is comprised of three principal components: base salary, annual incentive compensation and grants of options to purchase the Corporation's Common Stock.

         Base Salary. Each year the Compensation Committee determines the base salaries of each of the executive officers and that of the Chief Executive Officer based on available competitive compensation data and the Compensation Committee's assessment of each officer's past performance and its expectation as to future contributions.

         Annual Bonus Plan. The amount of annual bonuses paid to the executive officers under the Corporation's bonus program (the "Bonus Plan") depends primarily upon whether, and the extent to which, the Corporation achieved certain pre-established working capital, profit and specific strategic objectives. Under the Bonus Plan, the Corporation has established for each participant a percentage of his annual base salary which is to be the participant's standard bonus percentage (the "Standard Bonus Percentage"). The Standard Bonus Percentages are reviewed each year by the Compensation Committee and changes are made when deemed necessary.

         Generally, if the Corporation achieves its working capital, profit and specific strategic objectives, each Bonus Plan participant will accrue a bonus for the year which is equal to his Standard Bonus Percentage of his base pay for the year. If the Corporation's performance is 10%, 20%, 30%, 40%, or 50% above its objectives, each participant accrues a bonus equal to 120%, 140%, 160%, 180% or 200% of his Standard Bonus Percentage of base pay, respectively. Bonuses are prorated for Corporation performance which falls between these achievement percentages. After the bonus percentage is computed for each Bonus Plan participant, the Compensation Committee may in its discretion increase or decrease the percentage, based upon individual performance. Bonuses are paid to participants in the calendar year following the year in which bonuses are accrued by the participants. Bonuses for 1999, 2000, and 2001 for each of the Named Officers appear under the caption "Bonus" in the Summary Compensation Table on page 5.

         Long Term Compensation through Stock Options and Stock Appreciation Rights. The Company has two non-qualified stock option plans (the 1992 and 2000 Stock Options Plans) under which options may be granted to officers and other key employees of the Company and its subsidiaries to purchase shares of common stock at a price not less than market price at the date of grant. Under the terms of the Stock Option Plans, up to an aggregate of 3,750,000 shares are reserved for issuance, subject to adjustment for stock dividends, recapitalizations and the like. Options granted under the Stock Option Plans become exercisable in annual installments of three years for options granted under the 2000 Plan and five years for options granted under the 1992 Plan, except for non-employee Directors of the Company in which options are fully vested on the date of grant and are exercisable six months thereafter. All options granted expire ten years after the date of grant. The 2000 Stock Option Plan also provides for the award of restricted stock to directors and officers of the Company and key employees of the Company and its subsidiaries. Under the terms of the 2000 Stock Option Plan, shares designated for restricted stock awards are included in the aggregate of 2,000,000 shares reserved for issuance, subject to adjustment for stock dividends, recapitalizations, and the like. In 2001, the Company adopted a Stock Appreciation Rights Plan, under which stock appreciation rights may be granted to officers and key employees of the Company and its subsidiaries. Under the terms of the Stock Appreciation Rights Plan, 1,000,000 rights are designated as reserved for issuance.

         Chief Executive Officers' 2001 Compensation. The Chief Executive Officer of the Company generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, the compensation of the Chief Executive Officer consists of annual base salary, annual bonus and grants of options. The Compensation Committee's general approach in setting compensation of the Chief Executive Officer is to be competitive with other companies in the industry, but to have a large portion of compensation based upon the Corporation's performance.

         Section 162(m). Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements including shareholder approval. The Committee intends to consider annually whether it should adopt a policy regarding 162(m) and to date has concluded that it was not appropriate to do so. One reason for this conclusion is that, assuming the current compensation policies and philosophy remain in place, Section 162(m) will not be applicable in the near term to any executive's compensation.

                                   Submitted by the
                                   Members of the Compensation Committee

                                   John T. Hackett
                                   Ludvik F. Koci
                                   E. Hunter Harrison


AUDIT COMMITTEE REPORT

         The Audit Committee of the board of directors in fiscal 2001 consisted of Messrs. Hackett, Harrison and Koci. In March, 2002, Mr. Harrison resigned from the Audit Committee, and Messrs. Burdakin and Jischke joined the Audit Committee. Each such member of the Audit Committee is independent within the meaning of the rules of the New York Stock Exchange. The Committee's responsibilities are described in a written charter adopted by the board.

         As part of its ongoing activities, which are described above under "Information Concerning the Board of Directors and Certain Committees--Audit Committee," the Audit Committee has:

         - Reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001;
         - Discussed with Andersen LLP, the Company's independent auditors for fiscal 2001, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect;
         - Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the auditors their independence; and,
         - Considered the compatibility of the non-audit services provided by the auditors (which are described below) with the auditors' independence.

         The Audit Committee's job is one of oversight. The members of the Audit Committee are not experts in the fields of accounting or auditing, including auditor independence. It is not the duty of the Audit Committee to prepare the Company's financial statements, to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company's management is responsible for preparing the Company's financial statements and for maintaining the system of internal controls. The independent auditors are responsible for auditing the financial statements and for expressing an opinion as to the conformity of the audited financial statements with generally accepted accounting principles.

         On the basis of these reviews and discussions, the Audit Committee recommended that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

         The fees paid by the Company to Andersen LLP for the fiscal year ended December 31, 2001 were as follows:

         Audit Fees. The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2001 were $1,450,000.

         Financial Information Systems Design and Implementation Fees. No fees were billed by Andersen LLP for financial information systems design and implementation services during 2001.

         All Other Fees. The aggregate fees billed for other professional services rendered by Andersen LLP for the year ended December 31, 2001, other than the services described above under "Audit Fees," equaled $1,298,000, including audit-related fees of $2,000 and tax and other fees of $1,296,000. Audit-related fees include audits of subsidiaries, benefit plan audits, accounting consultation, various attest services under professional standards, consents, certain internal audit services and other audit services. Tax and other fees include operational systems implementation, tax compliance and consulting matters.


  All Audit Committee members have approved this report.

                                                   John T. Hackett
                                                   Ludvik F. Koci
                                                   David C. Burdakin
                                                   Martin C. Jischke

                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         The following graph shows a comparison of cumulative total returns for an investment in the Common Stock of the Corporation, the S&P 500 Composite Index and the Dow Jones Transportation Index. It covers the period commencing December 31, 1996 and ending December 31, 2001. The graph assumes that the value for the investment in the Common Stock of the Corporation and in each index was $100 on December 31, 1996 and that all dividends were reinvested. This graph is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the 1934 Act, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933, as amended, or the 1934 Act.


              COMPARISON OF CUMULATIVE TOTAL RETURN TO SHAREHOLDERS
                   DECEMBER 31, 1996 THROUGH DECEMBER 31, 2001
              AMONG WABASH NATIONAL CORPORATION, THE S&P 500 INDEX
                     AND THE DOW JONES TRANSPORTATION INDEX

                     (RETURN ASSUMES DIVIDEND REINVESTMENT)


                               WABASH   S&P 500   DJ TRANS

                       1996    100      100       100
                       1997    154.52   130.47    144.37
                       1998    111.93   164.82    139.63
                       1999    82.90    194.44    131.99
                       2000    48.57    174.74    130.63
                       2001    48.95    151.95    117.04

                           RELATED PARTY TRANSACTIONS

         On July 16, 2001, the Company entered into a three-year consulting and non-compete agreement with Donald J. Ehrlich, former President and Chief Executive Officer of the Company. At the time the agreement was executed, Mr. Ehrlich was a director of the Company. The agreement provides for Mr. Ehrlich to provide certain consulting services to the Company and precludes Mr. Ehrlich from engaging in defined activities which are deemed competitive to the interests of the Company. The agreement provides for payments to Mr. Ehrlich for consulting services rendered to the Company of $50,000 per month during the first year of the agreement term, $41,667 per month during the second year of the agreement term, and $33,333 per month during the third year of the agreement term.

         In April, 2002, the Company entered into an employment contract with William P. Greubel in connection with Mr. Greubel's employment as Chief Executive Officer and President of Wabash National Corporation beginning in May, 2002. Mr. Greubel was formerly a Director and Chief Executive Officer of Accuride Corporation, a manufacturer and supplier of wheels for medium and heavy-duty trucks and trailers. During 2001, the Company purchased certain products from Accuride Corporation, and the Company expects to make additional purchases during 2002. All purchases made during 2001 were on an arm's-length basis, and the Company expects that future purchases will be made on an arm's-length basis.


                 PROVISIONS OF THE CERTIFICATE OF INCORPORATION
                           WITH ANTI-TAKEOVER EFFECTS

AUTHORIZED SHARES OF CAPITAL STOCK

         The Certificate of Incorporation authorizes the issuance of up to 75,000,000 shares of Common Stock, 23,087,260 shares of which were issued and outstanding as of April 2, 2002, and up to 25,000,000 shares of Preferred Stock, 482,041 shares of which were outstanding as of April 2, 2002. Additional shares of Preferred Stock with voting rights could be issued and would then represent an additional class of stock required to approve any proposed acquisition. In addition, such shares of Preferred Stock, together with authorized but unissued shares of Common Stock, could also represent additional capital required to be purchased by an acquirer. Issuance of such additional shares may also dilute the voting interest of the Corporation's stockholders.

         On November 7, 1995, the Board of Directors adopted a Stockholder Rights Plan (the "Plan"). The Plan is designed to deter coercive or unfair takeover tactics, to prevent a person or group from gaining control of the Corporation without offering fair value to all shareholders and to deter other abusive takeover tactics which are not in the best interest of shareholders.

         Under the terms of the Plan, each share of Common Stock is accompanied by one right; each right entitles the shareholder to purchase from the Corporation, one one-thousandth of a newly issued share of Series A Preferred Stock at an exercise price of $120.

         The rights become exercisable ten days after a public announcement that an acquiring person or group (as defined in the Plan) has acquired 20% or more of the outstanding Common Stock of the Corporation (the "Stock Acquisition Date") or ten days after the commencement of a tender offer which would result in a person owning 20% or more of such shares. The Corporation can redeem the rights for $.01 per right at any time until ten days following the Stock Acquisition Date (the 10-day period can be shortened or lengthened by the Corporation). The rights will expire in November 2005, unless redeemed earlier by the Corporation.

         If, subsequent to the rights becoming exercisable, the Corporation is acquired in a merger or other business combination at any time when there is a 20% or more holder, the rights will then entitle a holder to buy shares of the Acquiring Corporation with a market value equal to twice the exercise price of each right. Alternatively, if a 20% holder acquires the Corporation by means of a merger in which the Corporation and its stock survives, or if any person acquires 20% or more of the Corporation's Common Stock, each right not owned by a 20% or more shareholder, would become exercisable for Common Stock of the Corporation (or, in certain circumstances, other consideration) having a market value equal to twice the exercise price of the right.

                                VOTING PROCEDURES

         Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Directors are elected by a plurality of the affirmative votes cast.

         Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Abstentions and "non-votes" are not counted for the election of director proposal. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of Andersen, LLP has acted as the Corporation's independent public accountants for the year ended December 31, 2001. Representatives of Andersen LLP are expected to be present at the stockholders meeting and will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

         The Audit Committee and the Board are currently monitoring various matters involving Andersen, including the indictment of Andersen by the U.S. Department of Justice and other litigation and investigations by regulatory agencies into the financial reporting practices of certain companies audited by Andersen. In view of the rapid pace of these on-going developments, and in view of the extensive work required in connection with the recent renegotiation of the Company's credit facilities, the Audit Committee and the Board have determined that it is in the best interests of the Company and its stockholders to defer the selection of the Company's auditors this year until further information becomes known about the status of Andersen, and to allow adequate time for the Audit Committee carefully to consider alternative accounting firms, should it decide not to recommend retaining Andersen. Accordingly, the Board of Directors has not yet selected the Company's auditors for the year ending December 31, 2002.


                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the 2003 Annual Meeting of the Corporation (other than proposals submitted under Securities Exchange Act Rule 14a-8) must be received at the Corporation's principal executive offices no later than March 13, 2003. Stockholder proposals intended to be presented under Rule 14a-8 must be received at the Corporation's principal executive offices no later than December 26, 2002.


                                  OTHER MATTERS

         Management knows of no matters to be presented for action at the meeting other than the matters mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such other matters in accordance with their best judgment.


                                   By Order of the Board of Directors

                                   /S/ Cynthia J. Kretz
                                   --------------------
                                   CYNTHIA J. KRETZ
                                   Secretary

April 26, 2002

                           WABASH NATIONAL CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2002


         The undersigned hereby appoints John T. Hackett and Martin C. Jischke, or each of them, as the proxies of the undersigned, to vote all shares of Common or Preferred Stock of Wabash National Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 30, 2002, or any adjournment thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED PROPOSITION.

1.       Election of six Directors by all Stockholders.  Nominees:

         01 - David C. Burdakin  02 - William P. Greubel  03 - John T. Hackett
              04 - E. Hunter Harrison 05 - Martin C. Jischke 06 - Ludvik F. Koci

FOR ALL  ____  WITHHOLD ALL ____  FOR ALL (Except Nominee(s) listed below) _____


________________________________________________________________________________


2. The proxies are authorized to vote in their discretion on any other matters which may properly come before the Annual Meeting to the extent set forth in the proxy statement.

                             YOUR VOTE IS IMPORTANT.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

                                (Continued and to be signed on the reverse side)

                                   DETACH HERE
================================================================================
                           (continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSITION 1.


                               DATED ______________________, 2002

                               ____________________________________
                                            SIGNATURE(S)

                               ____________________________________

                               PLEASE SIGN EXACTLY AS NAME APPEARS
                               IN BOX ON THE LEFT.  WHEN SIGNING AS
                               ATTORNEY, EXECUTOR, ADMINISTRATOR,
                               TRUSTEE, OR GUARDIAN, PLEASE GIVE YOUR
                               TITLE AS SUCH.  IF A CORPORATION, PLEASE
                               SIGN IN FULL CORPORATE NAME BY PRESIDENT
                               OR OTHER AUTHORIZED OFFICIAL. IF A PARTNERSHIP, PLEASE SIGN PARTNERSHIP NAME BY AUTHORIZED PERSON. IF JOINT ACCOUNT, PLEASE PROVIDE
                               BOTH SIGNATURES.